                                                                    EXHIBIT 12.1

                                 ALKERMES, INC.
                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                                                                                                       Three Months
                                                                              Year Ended March 31,                         Ended
                                                          -----------------------------------------------------------  -------------
                                                            1999         2000         2001         2002       2003     June 30, 2003
---------------------------------------------------------------------------------------------------------------------  -------------
COMPUTATION OF FIXED CHARGES:
Interest expense ......................................   $   2,298   $   3,652    $   9,399    $   8,876   $   9,219    $   2,998
Estimated interest portion of rent expense* ...........       1,271       1,567        1,864        2,413       4,389        1,173
Amortization of deferred financing costs ..............         ---         ---          937          937       1,185          482
                                                          -----------------------------------------------------------    ---------
Total fixed charges ...................................   $   3,569   $   5,219    $  12,200    $  12,226   $  14,793    $   4,653
                                                          ===========================================================    =========

COMPUTATION OF EARNINGS:

Net loss ..............................................   $ (48,511)  $ (77,436)   $ (24,137)   $ (61,355)  $(106,898)   $ (30,572)
Add: fixed charges ....................................       3,569       5,219       12,200       12,226      14,793        4,653
                                                          -----------------------------------------------------------    ---------

Earnings as adjusted ..................................   $ (44,942)  $ (72,217)   $ (11,937)   $ (49,129)  $ (92,105)   $ (25,919)
                                                          ===========================================================    =========

Deficiency in earnings required to cover fixed charges    $ (48,511)  $ (77,436)   $ (24,137)   $ (61,355)  $(106,898)   $ (30,572)
                                                          ===========================================================    =========
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*        This amount is the portion of rental expense under operating leases which management of the Company believes to approximate the interest factor
(approximately one-third of rental expenses).